EXHIBIT 4.3
                                                                     -----------



                               SIMTEK CORPORATION

                      1994 NON-QUALIFIED STOCK OPTION PLAN

                               SEPTEMBER 27, 1994

        (AMENDED; DECEMBER 13, 1994, SEPTEMBER 15, 1995, OCTOBER 30, 1998
      APRIL 26, 2000, JANUARY 2, 2001, NOVEMBER 1, 2001, FEBRUARY 10, 2004,
        JULY 29, 2004, MAY 17, 2005, OCTOBER 27, 2005 and MARCH 24, 2006)



                               ELEVENTH AMENDMENT

                              DATED: March 24, 2006


Pursuant to a resolution approved by the Simtek Board of Directors on March 24, 2006, the 1994 Non-Qualified Stock Option Plan ("1994 Plan") of September 27, 1994 is amended such that the number of options to be granted under the plan be increased from 17,000,000 to 20,600,000. Therefore Section 4.1 of the 1994 Plan is amended to "A total of 20,600,000 shares are authorized for issuance under the 1994 Plan in accordance with the provisions of the 1994 Plan and subject to such restrictions and other provisions as the Committee from time to time deem necessary. This authorization may be increased from time to time by approval of the Board and by shareholders of the Company if, in the opinion of council for the Company, such shareholder approval is required. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum numbers of Shares remaining available for use under the 1994 Plan. The Company shall at all times during the term of the 1994 Plan and while any options are outstanding retain as authorized any unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the 1994 Plan, or otherwise assure itself of its ability to perform its obligations hereunder".

All other provisions of the 1994 Plan remain unchanged.

Dated: March 24, 2006

Simtek Corporation


By: /s/ Harold Blomquist
    ----------------------------------
    Harold Blomquist
    Chief Executive Officer